Exhibit 99.1

Press Release	Source: Home Solutions of America, Inc.

Home Solutions Announces Financial Expectations for First Quarter and Full Year 2004
Wednesday March 3, 8:56 am ET

Company Expects Record Full Year Earnings of $0.10 to $0.14 EPS

HOUSTON, March 3 /PRNewswire-FirstCall/ -- Home Solutions of America, Inc. (Amex: HOM - News), a niche provider of specialty residential services, announced today financial expectations for its first quarter ending March 31, 2004 and full year ending December 31, 2004. The Company expects first quarter revenues of between $5.5 million and $6.0 million and net income of $0.02 to $0.03 per share. For the full year, Home Solutions anticipates revenues of between $29 million and $31 million and net income of $0.10 to $0.14 per share. Home Solutions expects to generate between $4.0 million and $4.5 million in EBITDA for full year 2004. The Company does not expect to pay federal taxes in 2004, utilizing its tax loss carry-forwards. These projections assume no additional acquisitions.

"Home Solutions has changed dramatically during the past three months through the acquisition of Southern Exposure," said Frank Fradella, Chairman and CEO of Home Solutions. "The residential services market is ripe for consolidation, and we are in active discussions with several parties regarding significant transactions that would be accretive to earnings. In only a short period of time, your management team has demonstrated its ability to successfully acquire, integrate and expand companies in this niche market segment. We will continue to seek ways to increase shareholder value through accretive acquisitions and core organic growth opportunities."

Rick O'Brien, Chief Financial Officer of Home Solutions, commented, "The acquisition of Southern Exposure dramatically increased our profitability, created significant synergies, and opened new markets for our operators. In particular, the Florida marketplace, where Southern Exposure is based, provides highly attractive expansion possibilities for our Restoration and Fabric Protection segments, which continue to generate significant growth opportunities in their existing markets. Furthermore, we are aggressively pursuing additional accretive acquisitions to further our specialty residential services strategy and increase our shareholder returns."

Home Solutions is a niche provider of specialty residential services including Restoration Services and Cleaning and Fabric Protection Services. The Company has operations in the California, Texas and Florida markets and is rapidly growing its core business through both an internal and an acquisition strategy. For more information on Home Solutions, please see our website at www.HOMCorp.com .

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

     HOME SOLUTIONS OF AMERICA, INC
     CONTACT: Cormac Glynn, CEOcast, Inc.
     PHONE: 212-732-4300

Source: Home Solutions of America, Inc.